Exhibit 99.1

NEWS RELEASE

Contact: Amber Wallace, SVP, Chief Retail/Marketing Officer

awallace@farmersbankgroup.com 330-720-6441

Farmers National Insurance

Partners With The Bowers Group

In Strategic Merger

Deal greatly expands Farmers’ insurance offerings

(Canfield, OH)(May 9, 2016) – The Farmers National Bank of Canfield (“Farmers”) has entered into a definitive agreement providing for the acquisition of the Bowers Insurance Agency, Inc. (the “Bowers Group”), and intended merger of the Bowers Group with Farmers National Insurance, LLC, Farmers’ wholly-owned insurance agency subsidiary. The strategic merger is expected to enhance Farmers’ current company and product line up, and offer broader options of commercial, farm, home, and auto property/casualty insurance carriers to meet all the needs of all Farmers’ customers. The transaction is expected to close in the second quarter of 2016.

“I am very pleased to unite with The Bowers Insurance Group and expand our insurance company,” says Kevin J. Helmick, President & CEO for Farmers. “Bowers is headquartered in Cortland and understands the needs of our northeast Ohio customers. Because we work with all types of business and consumers, Farmers is very happy to have additional insurance products to assist our customer base in protecting everything they’ve worked so hard to build.”

“All of us at Bowers are very excited to take this next great step in our continuous evolvement of a business that began with my great grandfather back in 1913. We will remain in Cortland, operating as the Bowers Group, committed to continuing the same excellent policyholder service to our very valuable clients while being provided with a platform to apply our sales, service, and insurance expertise to all of the Farmers’ customer base as well. We are very proud and extremely grateful to have been selected as the insurance partner of Farmers.”

The Bowers Group will be a business extension of Farmers’ Wealth Management division, and Farmers’ financial experts will be able to offer full service programs to all current Bowers Group customers including Private Client, Retirement, Investments, Trust and Insurance.

Raymond James & Associates, Inc. served as financial advisor and Vorys, Sater, Seymour and Pease LLP served as legal counsel to Farmers on the transaction.

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About Farmers National Banc Corp.

Founded in 1887, Farmers is a diversified financial services company headquartered in Canfield, Ohio, with approximately $1.8 billion in banking assets and $1 billion in trust assets. Farmers’ wholly-owned subsidiaries are comprised of Farmers National Bank, a full-service national bank engaged in commercial and retail banking with 38 banking locations in Mahoning, Trumbull, Columbiana, Stark, Wayne, Medina, and Cuyahoga Counties in Ohio and Beaver County in Pennsylvania, Farmers Trust Company, which operates two trust offices and offers services in the same geographic markets and National Associates, Inc. Farmers National Insurance, LLC, a wholly-owned subsidiary of Farmers National Bank, offers a variety of insurance products.

About The Bowers Group.

The Bowers Insurance Agency, Inc., headquartered in Cortland, Ohio has been insuring personal, agricultural, and commercial risks since 1913. Over their vast history, the company has grown into a regional, commercially focused independent brokerage firm offering all lines of insurance to a wide variety of clients.

The Group has a satellite office in the Columbus, Ohio area, and can write insurance in all 50 states with no geographical limitations. Their team of experts are available anytime, supported by a 24-hour claims hotline.